UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 14, 2006

Zoom Technologies, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-18672	51-0448969
(Commission File Number)	(I.R.S. Employer Identification No.)

207 South Street, Boston, MA	02111
(Address of Principal Executive Offices)	(Zip Code)

(617) 423-1072
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Effective August 14, 2006, Zoom Technologies, Inc. (the “Company”) agreed to pay specified lease expenses pursuant to a lease arrangement between the Company’s business processing outsourcing partner and a third party for a 35,575 square foot manufacturing and warehouse facility located in Tijuana, Mexico. The initial term of this lease arrangement extends through May 31, 2007, and will automatically extend for up to five additional two year periods, unless earlier terminated. The monthly rent for the initial term is approximately $14,500, subject to increases for changes in the consumer price index for subsequent terms. The agreement to pay the lease expenses of this lease arrangement was made in connection with the Company’s previously announced move of most of its manufacturing operations to Mexico, which is expected to occur on approximately September 1, 2006. Most of the Company’s manufacturing operations will be conducted at the facility subject to the lease arrangement.

In connection with the move of most of its manufacturing operations to Mexico, the Company will rely on a business processing outsourcing partner to hire, subject to the Company’s oversight, the production team for the Company’s manufacturing operation, provide the selected facility described above, and coordinate some of the start-up and ongoing manufacturing logistics relating to Mexico. The Company’s outsourcing partner’s related functions include acquiring the necessary Mexican permits, providing the appropriate Mexican operating entity, assisting in customs clearances, and providing other general assistance and administrative services in connection with the start-up and ongoing operation of the Mexican facility.

A copy of the Company’s agreement in connection with the lease arrangement described above is filed as Exhibit 10.1 to the Current Report on Form 8-K, and is incorporated herein by this reference.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits

Exhibit Number	Exhibit Description
10.1	Letter agreement dated August 4, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2006	ZOOM TECHNOLOGIES, INC.

By: /s/ Robert A. Crist
Robert A. Crist, Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Description
10.1	Letter agreement dated August 4, 2006.